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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 or 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



                                 July 19, 2001
               Date of report (Date of earliest event reported)



                              G & L REALTY CORP.
                              -----------------
              (Exact name of registrant as specified in charter)


          Maryland                     1-12566                   95-4449388
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(State or Other Jurisdiction of    (Commission File             (IRS Employer
        Incorporation                   Number               Identification No.)

            439 N. Bedford Drive, Beverly Hills, California  90210
            ------------------------------------------------------
             (Address of principal executive offices)  (Zip code)

      Registrant's telephone number including area code: (310) 273-9930


                                Not applicable.
                         -----------------------------
         (Former name or former address, if changed since last report)
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Item 5.   Other Events.

          On June 6, 2001, G&L Realty Corp. (the "Company") reported that Lyle Weisman and certain of his associates (the "Weisman Group") had delivered to the special committee of the board of directors a proposal to acquire, at the election of the Company, either (i) all of the issued and outstanding common stock of the Company for $15.00 per share or (ii) all of the assets of the Company (the "Weisman Proposal"). On June 25, 2001, the Company reported that the Weisman Group had delivered to the special committee a first amendment to the Weisman Proposal in which it increased the price per share of common stock of the Company to $15.25 per share and deleted the reference to purchasing the Company's assets. On July 10, 2001, the Company reported that the Weisman Group had delivered to the special committee a second amendment to the Weisman Proposal that: (i) increased the price per share of common stock of the Company, if the Weisman Group acquires 100% of such common stock, to $16.00 per share, subject to satisfactory completion of customary corporate and legal due diligence, and with a statement that the price per share would not be adjusted to less than $15.25 per share if the Weisman Group elected to continue with the transaction; and (ii) offered to purchase, at the Company's election, less than all, but not less than 50.1% of the Company's common stock on a fully diluted basis, at a price of $15.25 per share, without a contingency for due diligence. On July 19, 2001, the Company announced that the special committee had responded in a letter addressed to the Weisman Group that it would be prepared to support a proposal by the Weisman Group to acquire the Company in which: (i) all common stockholders (other than the Weisman Group) receive a price of not less than $16.00 per share; (ii) there would be no contingencies for due diligence or financing; (iii) the Weisman Group would make a nonrefundable payment of $2.5 million to the Company; and (iv) other requirements set forth in the response are met. The full text of the press release and the special committee's response to the Weisman Group are included in Exhibit 99 to this report and are incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit   Description
No.

99.1 Press release issued by G&L Realty Corp. on July 19, 2001 announcing that the special committee had responded to the proposal of the Weisman Group.

99.2 Letter dated July 19, 2001 from S. Craig Tompkins, chairman of the special committee, to Lyle Weisman and his associates regarding their proposal to acquire the common stock of the Company.
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                                  SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             G & L REALTY CORP.

                                             By:  /s/ David E. Hamer
                                                  ------------------
                                                  David E. Hamer
                                                  Chief Accounting Officer


DATED:   July 19, 2001